CO-SIGNER, INC. EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 13, 2014 for the period starting December 16, 2013 (the “Effective Date”), is made between Co-Signer, Inc., a Nevada corporation (the “Company”), and Kurtis A. Kramarenko aka Kurt A. Kramarenko (the “Executive”).

RECITALS:

A. The Company is engaged in the business of providing landlords with residential rent payment guarantees for credit-challenged tenants (the “Business”).

B. The Company and the Executive desire to enter into this Agreement to govern the employment relationship between them.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND ACCEPTANCE

1.1 Employment by the Company. The Company hereby agrees to employ the Executive from the Effective Date through December 15, 2015 (including all renewal periods, if any, the “Term” or “Employment Term”), subject to any earlier termination pursuant to Article III. During the Term, the Executive shall serve in the capacity of Chief Executive Officer of the Company, subject to the direction of the Board of Directors of the Company. The Executive shall serve in the capacity of any other Officer position inclusive of Chief Financial Officer of the Company, subject to the direction of the Board of Directors of the Company, until a permanent replacement is appointed by the Board of Directors.

1.2 Duties and Responsibilities. During the Term, the Executive shall devote the Executive’s best efforts and all of the Executive’s business time and services to the Company, its affiliates and subsidiaries, and shall carry out all Company policies and directives in a manner which will promote and develop the Company’s best interests. The Executive will initially focus his time primarily on raising new capital for the Company and on generating new relationships with referring property managers. As Chief Executive Officer, the Executive will also be responsible for the overall management and direction of the Company. The Executive’s efforts shall be guided by a list of goals and objectives to be developed under the supervision of the Board of Directors.

1.3 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and represents and warrants that (i) the Executive has full authority to enter into this Agreement, (ii) the Executive is not restricted in any manner from providing services hereunder or from engaging in the Business and (iii) the Executive is not aware of any situation creating a conflict of interest between the Executive and the Company.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Monthly Base Salary. The Company shall pay the Executive a monthly base salary at the rate of $6,000 per each month of employment hereunder, of which any amount may be deferred (the “Monthly Base Salary”). The Monthly Base Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect (but no less often than monthly), less such deductions as shall be required to be withheld by applicable law and regulations.

2.2 Sales Commissions. For all sales generated, the Executive shall be paid a commission of five percent (5%) of the amount of such sales. For the purposes of determining commissions, the amount of each sale shall be the amount received by the Company net of any referral fees paid to agents, leasing officers, or others, and net of any rebates provided to the paying tenant. The foregoing calculations shall apply only to sales concluded at the Company’s standard rates. Any specially-negotiated rates shall yield a commission to the Executive to be negotiated by the Executive and the Board of Directors.

2.3 Bonus on Capital Raised. For all capital raised directly by the Executive for the Company including all subsidiaries of the Company, a bonus of five (5%) percent of the net amount of capital raised shall be paid as a cash bonus over a period of time as approved by the Board of Directors but not less than annually.

2.4 Signing Bonus. As soon as practicable after the parties’ execution of this Agreement, the Company shall grant to the Executive as a signing bonus one million (1,000,000) shares of its common stock, par value $0.001, fully vested immediately.

2.5 Cash Flow Target Bonus. If, for any two consecutive fiscal quarters during the term of this Agreement, the Company reports breakeven or positive net cash flow, the Executive shall receive as a performance bonus an additional two million (2,000,000) shares of the Company’s common stock, par value $0.001.

2.6 Stock Options to be Granted. As additional compensation hereunder, the Executive shall be granted options to purchase four million (4,000,000) shares of the Company’s common stock at a price of $0.05 per share. Such option shall allow for cashless exercise and will vest at a rate of 500,000 options per each fiscal quarter, beginning with the conclusion of the first fiscal quarter during the term of this Agreement. If Executive is terminated “without cause” at any time during the period of this Agreement, all options will be automatically fully vested immediately. If Executive is terminated “with cause” at any time during the period of this Agreement, all unvested options will be immediately null and void and all previously vested options shall remain fully vested.

2.7 Participation in Employee Benefit Plans. At the Executive’s option, the Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, health care or group disability insurance plan, pension plan, similar benefit plan, employee stock option plan, or other so-called “fringe benefits” of the Company (collectively “Benefits”) which may be made generally available to other executive officers of the Company and on such terms as the Benefits are made generally available to such executive officers.

2.8 Team Compensation. The Board of Directors shall establish a team compensation system under which a total of up to six million (6,000,000) shares of the Company’s common stock may be awarded to any and all members of management and the Company’s other key employees (collectively, the “Executive Group”), dependent upon the Company achieving the targets set forth below. The specific number of shares awarded to each member of the Executive Group shall be determined at the sole discretion of the Executive. Team Compensation shall be awarded to the Executive Group as follows:

(a) Upon Co-Signer.com, Inc. reaching a total of five hundred (500) referring property managers, the Executive Group shall collectively be awarded two million (2,000,000) shares of the Company’s common stock and distributed individually at the full discretion of the Executive. A referring property manager shall be considered any property manager whose referral(s) have resulted in the successful processing of at least one (1) surety fee in the last six months.

(b) Upon Co-Signer.com, Inc. reaching a total of one thousand (1,000) referring property managers, the Executive Group shall collectively be awarded another two million (2,000,000) shares of Company’s common stock and distributed individually at the full discretion of the Executive. A referring property manager shall be considered any property manager whose referrals have resulted in the successful processing of at least one (1) surety fee in the last six months.

(c) If, Co-Signer.com, Inc. reports breakeven or positive net cash flow for the first time, for any two consecutive fiscal quarters during the term of this Agreement, the Executive Group shall collectively be awarded two million (2,000,000) shares of common stock and distributed individually at the full discretion of the Executive.

2.9 Expenses. The Company shall pay or reimburse the Executive for all business expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in each case in accordance with Company policy. The Executive will exercise all diligence to minimize these expenses through taking best advantage of all advance bookings and best practices as available. It is also noted the Executive is charged with the establishment of a Travel and Entertainment policy, with the approval of the Board of Directors, within 90 days of the execution of this Agreement.

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ARTICLE III

TERMINATION

3.1 Mutual Agreement. This Agreement may be terminated upon the mutual agreement of Executive and Company.

3.2 By the Company For Cause. This Agreement may be terminated by the Company by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. For purposes of this Agreement, “Cause” means:

(i) An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, or Executive's engaging or in any manner participating in any other activity which is intentionally injurious to the Company, which use or disclosure causes material harm to the Company;

(ii) A material breach by the Executive of this Agreement which Executive has failed to cure or remedy within ten (10) days after written notice by the Company indicating such breach;

(iii) the commission of fraud against Company by Executive, or the misappropriation, theft or embezzlement of Company’s assets by Executive;

(iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; or

(v) Executive’s gross neglect or gross misconduct in carrying out Executive’s duties hereunder and the continuation of such gross neglect or gross misconduct for a period of three (3) days after written notice from the Company specifying such failure.

If this Agreement is terminated for Cause, the Company’s obligation to the Executive shall be limited to the payment of accrued and unpaid Monthly Salary and Sales Commissions earned. Any unvested stock options at the time of such termination shall be rendered null and void.

3.3 Upon Death or Disability. This Agreement shall terminate upon the Executive’s death or Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long term disability insurance plan policy that may be in place from time to time, but if at any time the Company does not have a long term disability insurance policy shall mean the (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months, or (ii) receipt of income replacement benefits for a period of at least three months under an accident and health plan of the employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether a Disability has occurred will be made in good faith by the Board in its reasonable discretion. If this Agreement terminates as a result of the Executive’s death or Disability, the Company’s obligation to the Executive or the Executive’s estate shall be limited to the payment of accrued and unpaid Monthly Salary and Sales Commissions earned. Any unvested stock options at the time of such termination shall become immediately vested.

3.4 Without Cause. If this Agreement is terminated without Cause, the Company’s obligation to the Executive shall be limited to the payment of accrued and unpaid Monthly Salary and Sales Commissions earned. Any unvested stock options at the time of such termination shall become immediately vested.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

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(a) if to the Company, to:

Co-Signer, Inc.

8275 S. Eastern Avenue, Suite 200-661

Las Vegas, NV 89123-2545

(b) if to the Executive, to:

Kurt Kramarenko

1450 Biscayne Way

Haslett, MI 48840

Either party may change its address for notice hereunder by notice to the other party hereto.

4.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior discussions and agreements, written or oral, with respect thereto.

4.3 Waivers and Amendments. This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.4 Assignment. Executive shall not be entitled to assign any of the Executive’s rights or delegate any of the Executive’s duties under this Agreement. The Executive agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or Business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.

4.5 Severability: Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a count of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “subsidiary” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

4.6 Choice of Law; Venue. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEVADA. THE EXCLUSIVE VENUE OF ANY ACTION, SUIT, COUNTERCLAIM OR CROSS CLAIM ARISING UNDER, OUT OF, OR IN CONNECTION WITH THIS AGREEMENT SHALL BE THE STATE OR FEDERAL COURTS IN CLARK COUNTY, NEVADA. THE PARTIES HEREBY CONSENT TO THE PERSONAL JURISDICTION OF ANY COURT OF COMPETENT SUBJECT MATTER JURISDICTION SITTING IN CLARK COUNTY, NEVADA.

4.7 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

4.8 Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

4.9 Representation. The Executive has consulted with and relied upon independent legal counsel in determining whether to sign this Agreement, and has not relied on Company’s counsel to represent the Executive’s interests.

In Witness Whereof, the parties hereto have executed this Agreement on the date first above written.

Co-Signer, Inc.

/s/ Darren Magot

Darren Magot, Former Chief Executive Officer

Member of the Board of Directors

Executive:

/s/ Kurt Kramarenko

Kurt Kramarenko, individually

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